Exhibit 23.1


                               CONSENT OF KPMG LLP


To the Board of Directors
Tumbleweed Communications Corporation:


We consent to the incorporation by reference in this registration statement on Form S-8 of Tumbleweed Communications Corporation of our report dated January 24, 2002, relating to the consolidated balance sheets of Tumbleweed Communications Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Tumbleweed Communications Corporation.


                                                                  /s/ KPMG LLP


Mountain View, California
November 4, 2002